SUB-ITEM 77I

Effective August 15, 2003, MFS Mid Cap Growth Fund, a series of MFS Series Trust IV, created a class of shares designated as "Class R2 Shares" and the class of shares previously designated as Class R Shares was redesignated as "Class R1 Shares". Such description is reflected in the attached Certification of Amendment to the Declaration of Trust under Exhibit 77Q1(a)(i).